Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2007

TEJON RANCH, Calif., November 7, 2007 – Tejon Ranch Co. (NYSE:TRC) today announced significant improvements in both the results of operations for the third quarter of the year, which ended September 30, 2007, as well as in the overall financial results for the first nine months of 2007. The results show significant increases in net income for both the first nine months of 2007 and for the third quarter of the year, compared to the same respective periods in 2006. For the third quarter of 2007, the Company had net income of $6,204,000, or $0.35 per common share, compared to net income of $642,000, or $0.04 per common share during the third quarter of 2006. Revenue from operations for the third quarter of 2007 was $10,961,000, compared to $9,366,000 of revenue during the same period in 2006. In addition to an increase in revenue during the third quarter of 2007, equity in earnings of unconsolidated joint ventures was $9,454,000, compared to $667,000 for the same period of 2006. All per share references in this release are presented on a fully diluted basis.

For the first nine months of 2007, the Company had net income of $6,348,000, or $0.36 per common share, compared to a net loss of $2,799,000, or $0.17 per common share for the first nine months of 2006. Revenue from operations for the nine months ending September 30, 2007 was $22,363,000, a $1,646,000 increase over the $20,717,000 in revenue generated during the same period of 2006. Equity in earnings from unconsolidated joint ventures for the first nine months of 2007 was $10,119,000 compared to $896,000 for the first nine months of 2006.

Results of Operations for first nine months of 2007 ending September 31, 2007:

The growth in revenue from operations during the first nine months of 2007 is due to improved farming revenues and increased commercial/industrial real estate revenue. Commercial/industrial real estate revenue grew $519,000 due to an increase in land sales revenue of $168,000; an overall increase in lease revenue, including a $213,000 improvement in revenue from our power plant lease; and an improvement in revenues from our real estate amenity programs such as hunting and equestrian activities. Within the commercial/industrial real estate segment, these improvements were partially offset by a decline in oil and mineral revenues that resulted from scheduled plant maintenance and slightly lower production during the third quarter of 2007. Farming revenues increased $1,127,000 during the first nine months of 2007 due to improved 2007 pistachio production and higher wine grape revenue. These improvements in farming revenue were partially offset by the timing of the sale of 2007 crop almonds, when compared to the prior year, due to the late timing of the 2007 harvest. We expect to recognize revenues from the sale of 2007 crop almonds during the fourth quarter of 2007.

The large improvement in net income during the first nine months of 2007 compared to the same period of 2006 is primarily attributable to the increase in revenue just discussed, a decrease in operating expenses of $3,788,000, and an increase in equity in earnings of unconsolidated joint ventures of $9,223,000. The significant improvement in equity in earnings of unconsolidated joint ventures resulted from the July 2007 sale of the building owned by our Tejon Dermody LLC joint venture, which resulted in a before tax gain to the Company of $8,545,000. The reduction in operating expenses compared to the prior year is due largely to the recognition in 2006 of $5,675,000 of compensation cost related to the successful formation of the Tejon Mountain Village joint venture that is absent from 2007 costs. This favorable cost variance has been partially offset by increases in water costs and higher cost of sales related to our farming crops.

Results of Operations for the three months ending September 30, 2007:

Revenue from operations during the third quarter of 2007, as compared to the same period of 2006, increased $1,595,000. This improvement for the third quarter of 2007 is attributable to increased farming revenue of $2,190,000, driven by improved pistachio crop production during 2007. Pistachio production improved by approximately 2.3 million pounds during 2007. Within our farming division, lower 2007 almond crop sales partially offset the improvement from pistachio sales. Commercial/industrial revenue declined $599,000 during the third quarter of 2007, compared to the same period of 2006, due to a reduction in land sales and to lower oil and mineral royalties.

Net income for the third quarter of 2007 increased significantly, when compared to the same period in 2006, due to the improvement in revenues just discussed and to the recognition of our interest in the gain from the sale of the building within the Tejon Dermody LLC, as described above. These improvements were partially offset by an increase in operating expenses due to higher cost of sales in our farming division resulting from increased cultivation, irrigation and harvesting costs, and to higher compensation cost within our real estate segments.

As we move forward with our real estate vision, we expect that our costs related to real estate management, entitlement, and development activities will increase related to professional service fees, planning costs, entitlement costs, and staffing costs. These activities and related costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first nine months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the third and fourth quarters of each year due to the seasonal nature of our agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Revenues:
Real estate - commercial/industrial	$4,165	$4,760	$12,413	$11,894
Farming	6,796	4,606	9,950	8,823

Total revenues	10,961	9,366	22,363	20,717
Costs and Expenses:
Real estate - commercial/industrial	3,289	2,752	8,941	8,448
Real estate - resort/residential	1,008	958	2,486	2,951
Farming	4,686	3,370	6,882	6,175
Corporate expenses	2,081	2,172	6,214	10,737

Total expenses	11,064	9,252	24,523	28,311

Operating income (loss)	(103)	114	(2,160)	(7,594)
Other income
Investment income	908	756	2,596	2,033
Interest expense	—	—	(70)	(70)
Other income	15	3	30	39

Total other income	923	759	2,556	2,002
Income (loss) before equity in earnings of unconsolidated joint ventures	820	873	396	(5,592)
Equity in earnings of unconsolidated joint ventures, net	9,454	667	10,119	896

Income (loss), before income tax expense (benefit)	10,274	1,540	10,515	(4,696)
Income tax expense (benefit)	4,070	898	4,167	(1,897)

Net income (loss)	6,204	642	6,348	(2,799)

Net income (loss) per share, basic	$0.37	$0.04	$0.38	$(0.17)

Net income (loss) per share, diluted	$0.35	$0.04	$0.36	$(0.17)

Weighted average number of shares outstanding:
Common stock	16,899,593	16,674,331	16,844,049	16,601,358
Common stock equivalents – stock options	608,717	907,006	664,962	945,426

Diluted shares outstanding	17,508,310	17,581,337	17,509,011	17,546,784

For the nine months ended September 30, 2006, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.